    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2000

          Post-Effective Amendment No. 1 to Registration Statement No. 333-67647
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      AND
                            POST-EFFECTIVE AMENDMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              POLAROID CORPORATION
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

                         DELAWARE                                                    04-1734655
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                               784 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (781) 386-2000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                             NEAL D. GOLDMAN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              POLAROID CORPORATION
                               784 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (781) 386-3228
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                    COPY TO:
                            RAYMOND W. WAGNER, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954
                                 (212) 455-2000
                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and other factors.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                   (CONTINUED ON FOLLOWING PAGE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(CONTINUED FROM PREVIOUS PAGE)

                        CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
         SECURITIES TO BE               AMOUNT TO BE      AGGREGATE PRICE PER  AGGREGATE OFFERING      REGISTRATION
            REGISTERED                REGISTERED (1)(2)    SECURITY (2) (3)     PRICE (1) (2) (3)       FEE (2) (4)
 Debt Securities (5)
 Preferred Stock, par value $1.00
  per share (6)
 Depositary Shares (7)
 Common Stock, par value $1.00 per
  share (8)
 Rights to purchase Series A
  Preferred Stock, par value $1.00
  per share (9)
 Stock Purchase Contracts (10)
 Stock Purchase Units (11)
 Warrants (12)
 Warrant Units (13)
  Total                                 $275,000,000         $275,000,000         $275,000,000            $72,600

(1) The initial public offering price of any securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $275,000,000.

(2) Pursuant to General Instruction II.D to Form S-3, the Amount to be Registered, Proposed Maximum Aggregate Price Per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities which are registered hereby.

(3) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.

(4) Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus that also relates to securities that were registered by the Registration Statement on Form S-3 (File No. 333-67647) (the "Prior Registration Statement"). A filing fee of $62,550 was paid on November, 20 1998 in connection with $225,000,000 aggregate principal amount of securities that remain eligible to be sold under the Prior Registration Statement as of February 17, 1999. This registration statement is a new registration statement and constitutes Post-Effective Amendment No. 1 to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

(5) An indeterminate number of debt securities are covered by this registration statement. Debt securities may be issued (a) separately, (b) as part of stock purchase units which are registered hereby or (c) upon exercise of warrants to purchase debt securities which are registered hereby.

(6) An indeterminate number of shares of preferred stock are covered by this registration statement. Preferred Stock may be issued (a) separately,
    (b) as part of stock purchase units or warrant units, each of which are registered hereby or (c) upon exercise of warrants to purchase shares of preferred stock which are registered hereby.

(7) An indeterminate number of depositary shares, representing fractional interests in the preferred stock, are covered by this registration statement. In the event the registrant elects to offer to the public such fractional interests, the depositary shares will be issued to a depositary under a deposit agreement. Depositary shares may be issued (a) separately,
    (b) as part of stock purchase units or warrant units, each of which are registered hereby or (c) upon exercise of warrants to purchase depositary shares which are registered hereby.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRIOR PAGE)

(8) An indeterminate number of shares of common stock, par value $1.00 per share, are covered by this registration statement. Common stock may be issued (a) separately, (b) upon the conversion of either the debt securities or the shares of preferred stock each of which are registered hereby,
    (c) upon settlement of the stock purchase contracts which are registered hereby or (d) upon the exercise of warrants to purchase shares of common stock which are registered hereby. Shares of common stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration.

(9) An indeterminate number of rights to purchase Series A Preferred Stock, par value $1.00 per share (the "Rights"), are covered by this registration statement. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from shares of common stock. Rights will be issued without the payment of additional consideration when common stock, which is registered hereby, is issued.

(10) An indeterminate number of stock purchase contracts are covered by this registration statement. Each stock purchase contract may be issued separately or as part of a stock purchase unit. A stock purchase contract obligates the holder, upon settlement, to purchase an indeterminate number of shares of common stock and attached Rights. If a stock purchase contract is issued as part of a stock purchase unit, no separate consideration will be received for the stock purchase contract.

(11) An indeterminate number of stock purchase units are covered by this registration statement. Each stock purchase unit consists of (a) a stock purchase contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of common stock and attached Rights and
    (b) a debt security of the registrant, a share of preferred stock or a depositary share relating to preferred stock or the debt obligation of a third party, including a U.S. Treasury security. Each debt security, share of preferred stock or depositary share or debt obligation of a third party may be pledged to secure the obligation of the holder to purchase common stock.

(12) An indeterminate number of warrants, each representing the right to purchase an indeterminate number of debt securities, shares of preferred stock, depositary shares, or shares of common stock and attached Rights, each of which are registered hereby, are covered by this registration statement.

(13) An indeterminate number of warrant units are covered by this registration statement. Each warrant unit consists of (a) a warrant under which the holder, upon exercise, will purchase an indeterminate number of shares of common stock and attached Rights and (b) any of a debt security, a share of preferred stock or a depositary share relating to preferred stock.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                            ------------------------

                 Subject to Completion, dated February 3, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     [LOGO]

                              POLAROID CORPORATION
                               784 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (781) 386-2000

                                  $275,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                    WARRANTS
                                 WARRANT UNITS
                                 -------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THIS PROSPECTUS IS DATED               , 2000.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Summary...............................      1
Where You Can Find More Information
  about Polaroid......................      2
The Company...........................      3
Ratios of Earnings to Fixed Charges...      3
Use of Proceeds.......................      3
Description of Debt Securities........      4
Limitations on Issuance of Bearer Debt
  Securities..........................     18

                                          PAGE
                                        --------

Description of Capital Stock..........     19
Description of Offered Preferred
  Stock...............................     26
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................     30
Description of Warrants and Warrant
  Units...............................     30
Plan of Distribution..................     32
Experts...............................     33
Legal Opinions........................     33

                                    SUMMARY

    This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described below under "Where You Can Find More Information About Polaroid".

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration, we may offer from time to time up to $275,000,000 of any of the following securities, either separately or in units with other securities:

    - debt securities;

    - preferred stock;

    - depositary shares;

    - common stock;

    - stock purchase contracts relating to the common stock; and

    - warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

    DEBT SECURITIES

    We may offer unsecured general obligations of Polaroid, which may be either senior or subordinate and may be convertible into shares of our common stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt.

    The debt securities will be issued under an indenture between us and State Street Bank and Trust Company, as the trustee. We have summarized general features of the debt securities from the indenture. We encourage you to read the indenture which is an exhibit to the registration statement.

    PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, $1.00 par value per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered. We may also issue fractional shares of the preferred stock that will be represented by depositary shares and depositary receipts.

    COMMON STOCK

    We may issue our common stock, par value $1.00 per share. Holders of common stock are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred stock, and include rights to purchase shares of our Series A Preferred Stock as described below. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

    STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts for the purchase of our common stock. We also may issue stock purchase units, each of which will consist of:

    - a stock purchase contract and

    - a debt security of Polaroid, a share of preferred stock of Polaroid or a depositary share relating to preferred stock of Polaroid or a debt obligation of a third party, including a U.S. Treasury security.

Our debt security, share of preferred stock or depositary share relating to preferred stock or the debt obligation of a third party may be pledged by the holder as collateral to secure the holder's obligation to purchase common stock under the stock purchase contract. Our board of directors will determine the terms of the offering, including the terms of the stock purchase contracts and information about the security or obligation that will secure the holder's obligation to purchase common stock.

    WARRANTS AND WARRANT UNITS

    We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. We may issue warrants independently or together with other securities.

    We also may issue warrant units. Each warrant unit will consist of (1) a warrant under which the holder, upon exercise, will purchase a specified number of shares of common stock and (2) any of a debt security, share of preferred stock or depositary share relating to preferred stock.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT POLAROID

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and at our web site at http://www.polaroid.com.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 1999, June 27, 1999 and September 26, 1999;

    - Current Reports on Form 8-K filed on January 28, 1999, on February 17, 1999 and on January 5, 2000; and

    - the description of rights to purchase our Series A Participating Cumulative Preferred Stock contained in our registration statement on Form 8-A dated September 14, 1986, as amended by amendments contained in exhibits to our registration statements on Form 8-A dated August 18, 1988, September 15, 1988, January 30, 1989, February 21, 1989, October 21, 1991,
      March 24, 1993, July 2, 1993, and to our registration statement on Form 8-A/A dated July 13, 1998.

    You may request a copy of these filings at no cost, by writing or telephoning our agent at the following address:

        Boston EquiServe, L.P.
        150 Royal Street
        Canton, Massachusetts 02021
        Telephone: 800-730-4001

    Because we list our common stock on the New York Stock Exchange, you may also inspect the filings described above, as well other information, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                  THE COMPANY

    Polaroid, with annual sales of approximately $2 billion, is the worldwide leader in instant imaging. We supply instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; sunglasses and polarizers to markets worldwide.

    Our principal executive offices are located at 784 Memorial Drive, Cambridge, Massachusetts 02139. Our telephone number is (781) 386-2000. When we refer to "Polaroid", "we" or "our" in this prospectus, we mean Polaroid Corporation and its subsidiaries on a consolidated basis, unless the context requires otherwise.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows the consolidated ratio of earnings to fixed charges of Polaroid for each of the five most recent fiscal years. Fixed charges consist of interest expense (including amortization of deferred financing costs), the portion of rental expense that is representative of the interest factor (deemed by us to be one-third) and capitalized interest.

                                                                                                           FOR THE NINE
                                                                                                           MONTHS ENDED
                                                               FISCAL YEAR ENDED DECEMBER 31,               SEPT. 26,
                                                    ----------------------------------------------------   ------------
                                                      1994       1995       1996       1997       1998         1999
                                                    --------   --------   --------   --------   --------   ------------
Ratio of earnings to fixed charges................    3.3         (a)      1.4(b)       (c)        (d)          (e)

------------------------

(a) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6x.

(b) In 1996, we recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8x.

(c) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4x.

(d) Earnings were insufficient to cover fixed charges by $41.1 million after giving effect to the pre-tax expense for restructuring of $50.0 million. Excluding the pre-tax restructuring, the ratio of earnings to fixed charges was 1.1x.

(e) Earnings were insufficient to cover fixed charges by $32.5 million. Earnings include the impact of non-cash charges of $35 million related to the sale of the Helios medical diagnostic imaging equipment line and $33 million related to the graphics arts business.

                                USE OF PROCEEDS

    We will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of other debt, capital expenditures, possible acquisitions, repurchase of Polaroid's stock and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indenture, a copy of which we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

    The debt securities will be either senior debt securities or subordinated debt securities of Polaroid. We will issue debt securities under an indenture, dated as of January 9, 1997, between Polaroid and State Street Bank and Trust Company, as trustee, as supplemented by a supplemental indenture, that Polaroid will enter into with the trustee. We refer to the indenture and supplemental indenture collectively as the "indenture" throughout the remainder of this prospectus unless the context indicates otherwise. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series.

    For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the indenture. The referenced sections of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

SPECIFIC TERMS OF EACH SERIES

    Each time that we issue a new series of debt securities, the prospectus supplement relating to that new series will specify the particular amount, price and other terms of these debt securities. These terms may include:

    - the title of the debt securities;

    - whether the debt securities will be senior unsecured obligations of Polaroid, or its subordinated unsecured obligations;

    - any limit on the total principal amount of the debt securities;

    - the date or dates on which the principal of and premium on the debt securities will be payable or their method of determination;

    - the interest rate or rates of the debt securities or their method of determination; the date from which interest will accrue; the interest payment dates for the debt securities; and the regular record dates;

    - the place or places where the principal of and premium and interest on the debt securities will be paid;

    - the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option;

    - the terms on which Polaroid would be required to redeem debt securities pursuant to any sinking fund or analogous provisions, on the occurrence of some event or at the option of a holder of debt securities; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part;

    - whether the debt securities will be convertible into our common stock or other securities of Polaroid or exchangeable for securities of any other person;

    - the terms for the attachment to debt securities of warrants, options or other rights to purchase or sell stock or other securities of Polaroid;

    - the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity other than their principal amount (these debt securities are referred to as "OID debt securities" and are described below);

    - whether and to what extent any other means of satisfaction and discharge, or "defeasance", will be applicable to the debt securities other than as described below under "Satisfaction and Discharge; Defeasance";

    - any modifications to the events of default, described below under "Events of Default, Notice and Waiver";

    - any modification to the covenants described below under "Certain
      Covenants";

    - the currency or currencies or currency unit or currency units in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any of the debt securities will be issued, if other than U.S. dollars;

    - if the principal of and premium or interest on any of the debt securities is to be payable at our election or at the election of a holder of the debt securities or in a currency or currencies or currency unit or currency units other than that in which the debt securities are denominated, the period or periods within which and the terms and conditions on which these elections may be made, or the other circumstances under which the debt securities are to be payable; these provisions may also require the holder of the debt securities to bear currency exchange costs by deduction from these payments;

    - if the amount of principal of and premium or interest on any of the debt securities may be determined by reference to an index based on either a currency or currencies or a currency unit or currency units other than that in which the debt securities are payable or any other method specifying the manner in which these amounts will be determined;

    - if the debt securities and coupons are to be issued on the exercise of warrants, the time, manner and place for these debt securities and coupons to be authenticated and delivered;

    - whether and under what circumstances we will pay additional amounts on any of the debt securities and coupons to any holder of debt securities who is not a U.S. person (including a definition of this term) for any tax, assessment or governmental charge withheld or deducted and whether we will have the option to redeem these debt securities rather than pay additional amounts;

    - the person to whom interest on debt securities in registered form will be payable, if other than the person in whose name those debt securities are registered at the close of business on the regular record dates; the manner in which, or the person to whom, any interest on any Bearer Security of the series will be payable, if other than on presentation and surrender of the coupons attached to that security as they mature; and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid; and

    - any other specific terms of the debt securities that are not inconsistent with the indenture.

(Section 2.2)

    We may issue debt securities as OID debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to OID debt securities or to various other kinds of debt securities that may be offered, including debt securities linked to an index or payable in a currency or currencies other than U.S. dollars.

RANKING

    SENIOR DEBT SECURITIES

    The senior debt securities will be the senior, unsecured obligations of Polaroid and will rank equally in right of payment with all of Polaroid's present and future senior unsecured and unsubordinated debt.

    SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be the unsecured and subordinated obligations of Polaroid and will rank junior in right of payment with present and future senior debt of Polaroid.

    For purposes of the above definitions of senior debt securities and subordinated debt securities, "senior debt" means the principal, premium, if any, and interest on:

    - all debt of Polaroid, whether outstanding on or after the date of the issuance of any debt securities which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

    - any debt of others of the kinds described in the preceding clause for the payment of which Polaroid is responsible or liable, directly or indirectly, contingently or otherwise, or as guarantor or otherwise; and

    - amendments, renewals, extensions and refundings of any debt described above,

unless it is expressly provided that the debt is not superior in right of payment to the debt securities of any series.

CONVERSION OR EXCHANGE RIGHTS

    The debt securities may be convertible into shares of our common stock or exchangeable for common stock of another person. If the debt securities are convertible, the terms and conditions of conversion will be stated in the applicable prospectus supplement. The terms will include:

    - the conversion price or the factors that will be relevant in determining the conversion price;

    - the period during which the debt securities are convertible;

    - provisions regarding our ability or the ability of a holder of debt securities to convert the debt securities into shares of our common stock;

    - events requiring adjustments to the conversion price; and

    - provisions affecting the ability to convert debt securities in the event of our redemption of debt securities.

    If the debt securities are exchangeable, the terms of the exchange similar to those applicable to convertible debt securities will be stated in the applicable prospectus supplement.

FORM AND DENOMINATION

    We may issue debt securities of a series in fully registered form without coupons, in bearer form either with or without coupons or any combination of those forms. (Section 2.2) The prospectus supplement will state whether the bearer debt securities may be exchanged for registered debt securities. The prospectus supplement will also state whether the debt securities will initially be issued in temporary global form or in definitive form. (Sections 4.3, 4.4, 4.11 and 4.12)

    We will issue debt securities in the form of registered debt securities in denominations of $1,000 or multiples thereof and debt securities in the form of bearer debt securities in denominations of $5,000, unless the prospectus supplement states otherwise. (Section 4.1)

CERTAIN COVENANTS

    The indenture includes the following covenants. These covenants use terms that are defined below following the summary of these covenants.

    RESTRICTIONS ON SECURED DEBT

    If Polaroid or any Restricted Subsidiary incurs or guarantees any debt for money borrowed ("Debt") that is secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary, then Polaroid will secure, or cause that Restricted Subsidiary to secure, the debt securities to the same extent and in the same proportion with, or, at Polaroid's option, prior to, that secured Debt. This restriction does not apply, however, if the total amount of this secured Debt, together with

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all Attributable Debt of Polaroid and its Restricted Subsidiaries that is incurred by sale/ leaseback transactions involving Principal Properties (with the exception of the transactions which are excluded as described below under "Restrictions on Sale/ Leaseback Transactions") is less than or equal to 10% of Consolidated Net Tangible Assets. (Section 11.4)

    The above restrictions do not apply to, and the calculation of secured Debt under these restrictions does not include, Debt secured by any of the following:

    - Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time that that corporation becomes a Restricted Subsidiary;

    - Mortgages in favor of Polaroid or a Restricted Subsidiary;

    - Mortgages in favor of governmental bodies to secure progress or advance payments;

    - Mortgages on property, shares of stock or Debt existing at the time of the acquisition of these items, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into prior to, at the time of or within 180 days after the later of acquisition or completion of construction;

    - any extension, renewal or refunding of any Mortgage referred to in the preceding six exceptions, provided that any extended, renewed or replaced Mortgage shall be limited to the same property, stock or Debt that secured the original Mortgage; and

    - Mortgages securing industrial revenue or pollution control bonds.

(Section 11.4)

    RESTRICTIONS ON SALE/LEASEBACK TRANSACTIONS

    Neither Polaroid nor any Restricted Subsidiary may enter into any sale/leaseback transaction involving any Principal Property, unless the total amount of all Attributable Debt from these transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded from Debt as described above under "Restrictions on Secured Debt") is less than or equal to 10% of Consolidated Net Tangible Assets. (Section 11.5)

    The above restrictions do not apply to, and the calculation of Attributable Debt under these restrictions does not include, any sale/leaseback transaction if:

    - the lease is for a period, including renewal rights, of not more than three years;

    - the sale or transfer of the Principal Property is made prior to, at the time of or within 180 days after its acquisition or construction thereon;

    - the lease secures or relates to industrial revenue or pollution control bonds;

    - the transaction is between Polaroid and a Restricted Subsidiary or between Restricted Subsidiaries; or

    - within 180 days after the sale or transfer is completed, Polaroid or the Restricted Subsidiary applies an amount at least equal to the greater of:

        -- the net proceeds of the sale of the Principal Property leased back in the sale/leaseback transaction; and

        -- the fair market value of the Principal Property leased back in the sale/leaseback transaction,

      to any of (1) the retirement of debt securities or other Funded Debt of Polaroid ranking equally with or senior to all the debt securities,
      (2) the retirement of Funded Debt of a Restricted Subsidiary or (3) the purchase of other property that constitutes a Principal Property having a fair market value at least equal to the value of the Principal Property leased back. The amount to be applied to the retirement of Funded Debt of Polaroid or a Restricted Subsidiary is to be reduced by (1) the principal amount of any debt securities and other debt constituting Funded Debt of Polaroid or a Restricted Subsidiary delivered to the applicable trustee for retirement and cancellation within this 180-day period and (2) the principal amount of Funded Debt voluntarily retired within this 180-day period, other than those items listed in clause (1) of this sentence. This exception does not apply to debt that is paid at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

(Section 11.5)

    CERTAIN DEFINITIONS

    The covenants which we have summarized above use the following terms:

    "Restricted Subsidiary" means a Subsidiary, substantially all of whose property is located or substantially all of whose business is carried on within the United States and which owns a "Principal Property" but does not include a Subsidiary which is primarily engaged in (a) the development and sale or financing of real property or (b) financing, or assisting in financing, the acquisition or disposition of products of Polaroid or a Subsidiary by dealers, distributors or customers. (Section 1.1)

    "Subsidiary" means a corporation, at least a majority of whose outstanding voting stock is, at the time, owned, directly or indirectly, by Polaroid and/or one or more Subsidiaries. (Section 1.1)

    "Principal Property" means any real estate or any manufacturing or processing plant or warehouse owned or leased by Polaroid or by any Restricted Subsidiary that is located within the United States and the gross book value of which (without deduction of any depreciation reserves) on the date on which the determination is being made exceeds 2% of Consolidated Net Tangible Assets. It does not include either (a) properties which in the opinion of our board of directors are not of material importance to our business as an entirety or
(b) any portion of any particular property which our board of directors determines is not of material importance to the use or operation of this property. (Section 1.1)

    "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of certain leases, discounted at the rate per annum borne by the relevant debt securities. (Section 1.1)

    "Consolidated Net Tangible Assets" means the total assets, less applicable reserves and other properly deductible items, on Polaroid's balance sheet less
(a) all current liabilities and (b) goodwill, trade names, trademarks, patents, organization expenses and other similar intangibles of Polaroid and its consolidated Subsidiaries. (Section 1.1)

    "Funded Debt" means (a) debt for money borrowed having a maturity of more than 12 months, or renewable or extendible beyond 12 months and (b) rental obligations payable more than 12 months from that date under leases which are capitalized in accordance with generally accepted accounting principles. These rental obligations are to be included as Funded Debt at the amount capitalized and are to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and Funded Debt at the amount capitalized. (Section 1.1)

    NO EVENT RISK COVENANT

    The indenture does not contain any covenants or other provisions that give holders of the debt securities protection in the event of a highly leveraged transaction involving Polaroid, except for the "Restrictions on Secured Indebtedness" and "Restrictions on Sale/ Leaseback Transactions" described above.

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS

    We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person unless:

    - the successor is a U.S. corporation;

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
    - the successor assumes on the same terms and conditions all the obligations under the debt securities and the indenture; and

    - immediately after giving effect to the transaction, there is no default under the indenture.

(Section 9.1) Upon any merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, Polaroid. (Section 9.2)

    POSSIBLE WAIVER OF CERTAIN COVENANTS

    We will not be required to comply with the restrictive covenants described above under "Restrictions on Secured Debt" and "Restrictions on Sale/Leaseback Transactions", if the holders of at least a majority in principal amount of all series of outstanding debt securities affected by that covenant, acting as one class, waive compliance with it. (Section 11.7)

COMPUTATION OF INTEREST

    We will calculate the interest that is due on the debt securities based on a 360-day year of twelve 30-day months, unless the prospectus supplement states otherwise.

PAYMENT AND PAYING AGENTS

    PAYMENTS ON REGISTERED DEBT SECURITIES

    We will pay principal of and premium and interest on registered debt securities in the designated currency or currency unit at the office of a paying agent or paying agents as we designate from time to time. At our option, we may pay interest on registered debt securities by check mailed to the address of the person that appears in the security register. We will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for such payments. (Sections 4.6 and 4.1)

    PAYMENTS ON BEARER DEBT SECURITIES

    We will pay principal of and premium and interest on bearer debt securities in the designated currency unit at the offices of those paying agents outside the United States as we may designate from time to time. We will pay principal and premium on bearer debt securities only against surrender of these debt securities, and we will pay interest on bearer debt securities with coupons only against surrender of the coupon relating to the particular interest payment date. (Sections 4.1 and 11.2). We will not make a payment on any bearer debt security at our office or agency in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the above, we will make payments on bearer debt securities denominated and payable in U.S. dollars at the office of Polaroid's paying agent in New York City, if payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is not lawful or effectively precluded by exchange controls or other similar restrictions. (Section 11.2)

    PAYMENTS OF UNCLAIMED MONEYS

    All moneys that we have deposited with the trustee or a paying agent or then held by us (in trust for the payment of principal of or premium and interest on any debt security or coupon) which remain unclaimed two years after that payment becomes due and payable will be repaid to Polaroid or, if then held by Polaroid, discharged from that trust. In that event, the holder of that debt security or coupon will be able to look only to Polaroid for payment of these moneys. (Section 11.3)

    PAYING AGENT

    State Street Bank and Trust Company will be designated as Polaroid's paying agent unless the prospectus supplement states otherwise. The office of State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company, will be the office or agency of Polaroid in New York City where
(1) debt securities that are issuable solely as registered debt securities and
(2) debt securities (subject to the limitations described above in the case of bearer debt securities) that are issuable solely as bearer debt securities or as both registered debt securities and bearer debt securities may be presented or surrendered for payment. We will name any paying agents outside the United States and any other paying agents in the United States in the prospectus supplement. (Section 11.2)

    At any time, we may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, subject to the limitations described in the indenture. (Section 11.2)

EXCHANGE, REGISTRATION AND TRANSFER

    EXCHANGE

    Holders of debt securities may present their securities for exchange under the following conditions:

    - Holders of registered debt securities of any series may exchange their securities for an equal principal amount of other registered debt securities of different authorized denominations of the same series and with the same terms.

    - Holders of debt securities of a series that are issuable as both registered debt securities and bearer debt securities may exchange the bearer debt securities of that series for an equal principal amount of registered debt securities of the same series of any authorized denominations and with the same terms. These debt securities must be exchanged with all unmatured coupons, except as provided below, and all matured coupons in default.

    - If a holder of a bearer debt security with coupons attached surrenders that security in exchange for a registered debt security after a record date but before the relevant interest payment date, then interest will not be payable on that interest payment date on the registered debt security issued in exchange for the bearer debt security. Instead, interest will be payable only to the holder of the coupon issued with the bearer debt security on that interest payment date.

    - Holders of bearer debt securities may not exchange them for registered debt securities, unless the applicable prospectus supplement describes that they may do so and applicable rules and regulations permit that exchange.

    Holders of debt securities will not be charged a service charge for any transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with that transfer or exchange. (Section 4.4)

    REGISTRATION AND TRANSFER

    Holders of registered debt securities (other than book-entry debt securities which are discussed below) may present their securities for registration of transfer at the office of the security registrar or at the office of any additional transfer agent designated by us. The form of transfer endorsed thereon must be duly executed. (Sections 4.4 and 11.2) State Street Bank and Trust Company will be the initial security registrar under the indenture. State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company will initially be designated as the office or agency of Polaroid in New York City where holders of debt securities may present their debt securities for registration of transfer or exchange. State Street Bank and Trust Company, N.A. currently has offices at 61 Broadway, 15(th) Floor, New York, New York 10006. (Section 4.4)

    At any time, we may designate, or rescind the designation of, the security registrar or any additional transfer agent or approve a change in the location through which the security registrar or any transfer agent acts. However, if debt securities of a series are issuable solely as registered debt securities, then we will be required to maintain a transfer agent in each place of payment for that series. Similarly, if debt securities are issuable as both registered debt securities and bearer debt securities or solely as bearer debt securities, then we will be also required to maintain a transfer agent in a place of payment for that series located outside of the United States. At any time, we may

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
designate additional transfer agents for any series of debt securities. (Section 11.2)

    If we redeem in part any series of debt securities, we will not be required to issue, register the transfer of and/or exchange debt securities under the following conditions.

    - If debt securities of a series are issuable only as registered debt securities, we will not be required to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 business days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption.

    - If debt securities of the series are issuable as bearer debt securities, we will not be required to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 business days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of the first publication of the relevant notice of redemption.

    - If debt securities of a series are issuable as both bearer debt securities and as registered debt securities and there is no publication, we will not be required to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 business days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption.

    - We will not be required to register the transfer of, or exchange any registered debt securities selected for redemption, in whole or in part, except the unredeemed portion of any registered debt securities being redeemed in part.

    - We will not be required to exchange any bearer debt securities selected for redemption, except to exchange bearer debt securities for registered debt securities of that series and of like terms that are simultaneously surrendered for redemption.

(Section 4.4) For a description of restrictions on the exchange, registration and transfer of global debt securities, see "Global Securities".

GLOBAL SECURITIES

    We may issue debt securities of a series in whole or in part as one or more global debt securities in the following two kinds of forms:

    - in either registered or bearer form; and

    - in either temporary or definitive form.

    We summarize each of these forms below as well as the depositary arrangements that we anticipate will apply to them.

    DEPOSITARY ARRANGEMENTS

    The trustee will deposit the global debt securities of a series with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") for the benefit of the Euro-clear System ("Euro-clear") or Cedelbank for credit to the respective accounts of the beneficial owners of interests in these debt securities. All temporary or definitive global debt securities in bearer form will be deposited with a Common Depositary. (Section 4.3)

    The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of Polaroid, the Trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests. (Section 4.11) We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or a Common Depositary.

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
    TEMPORARY GLOBAL SECURITIES

    If the prospectus supplement specifies, all or any portion of the debt securities of a series that are issuable as bearer debt securities initially will be represented by one or more temporary global debt securities, without interest coupons. These bearer debt securities in temporary form will be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euro-clear, and Cedelbank for credit to the respective accounts of the beneficial owners of these debt securities or to other accounts as they may direct. On and after the date set for the exchange of these temporary securities, each temporary global debt security will be exchangeable for definitive debt securities in any of the following three forms or any combination:

    - in bearer form;

    - in registered form; or

    - in definitive global bearer form.

    Bearer debt securities, including debt securities in definitive global bearer form, which are to be delivered in exchange for a portion of temporary global debt securities, will not be mailed or otherwise delivered to any location in the United States in connection with that exchange. (Sections 4.2 and 4.3)

    Unless the prospectus states otherwise, we will pay interest on that portion of temporary global debt securities that is due before the issuance of definitive debt securities to Euro-clear or Cedelbank for that portion of the temporary global debt securities held for its account. As a condition of making that payment, we will require that Euro-clear or Cedelbank deliver to the trustee a certificate signed by Euro-clear or Cedelbank dated no earlier than that interest payment date. The certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in those temporary global debt securities. The certificate must state either of the following:

    - that that portion of temporary global debt securities that is due before the issuance of definitive debt securities (1) is not beneficially owned by a "U.S. person" and (2) has not been acquired by or on behalf of a U.S. person or for offer to resell or for resale to a U.S. person or any person inside the United States; or

    - if a beneficial interest in that portion has been acquired by a U.S. person, (1) that person is a financial institution (as defined in the U.S. Treasury Regulations promulgated under the Internal Revenue Code of 1986), purchasing for its own account or has acquired the debt security through a financial institution and (2) that these debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the U.S. Treasury Regulations and that it did not purchase for offer to resell or for resale inside the United States.

    For the purposes of the certificate referred to above, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Euro-clear or Cedelbank will credit the interest received by it regarding these temporary global debt securities to the accounts of their beneficial owners or to other accounts as these beneficial owners may direct.
(Section 4.3)

    DEFINITIVE GLOBAL SECURITIES

    BEARER DEBT SECURITIES. If any debt securities of a series are issuable in definitive global bearer form, the prospectus supplement will describe the circumstances under which beneficial owners of interests in any of these definitive global bearer debt securities may exchange these interests for debt securities of that series and of like term and principal amount in any authorized form and denomination. Bearer debt securities delivered in exchange for a portion of definitive global debt securities will not be mailed or otherwise delivered to any location in the United States in connection with that exchange. (Section 4.4) We will pay

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
principal of and premium and interest on definitive global bearer debt securities in the manner described in the prospectus supplement.

    BOOK-ENTRY DEBT SECURITIES. If debt securities of a series are to be represented by one or more definitive global registered debt securities to be deposited with or on behalf of a U.S. Depositary, then these definitive global debt securities will be registered in the name of the U.S. Depositary or its nominee. Book-entry debt securities are subject to the following procedures and rules:

    - Following the issuance of definitive global debt securities registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the principal amounts of the book-entry debt securities represented by those global debt securities to the accounts of institutions that have accounts with that depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents for the sale of these book-entry debt securities or by us, if we sell debt securities directly.

    - Ownership of book-entry debt securities will be limited to participants or persons that may hold interests through participants. Ownership of book-entry debt securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive global debt securities or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of those global debt securities, that depositary or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by those global debt securities for all purposes under the indenture.

    - We will pay principal, premium and interest on book-entry debt securities to the U.S. Depositary or its nominee as the registered owner or the holder of the global debt securities representing those book-entry debt securities.

    - Owners of book-entry debt securities will not be entitled to have those debt securities registered in their names in the security register, will not receive or be entitled to receive physical delivery of those debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

    We expect that the U.S. Depositary for a series of book-entry debt securities, following the receipt of any payment of principal of or premium or interest on the related definitive global debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of those global debt securities as shown on the records of the U.S. Depositary. We also expect that standing instructions and customary practices will govern the payments by participants to owners of beneficial interests in any global debt securities held through these participants and that these payments will be the responsibility of these participants. These procedures are currently in practice with securities held for the accounts of customers in bearer form or registered in "street name".

    Some jurisdictions require that some purchasers of securities take physical delivery of these securities in definitive form. These limits and laws impair the ability to purchase or transfer book-entry debt securities.

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SATISFACTION AND DISCHARGE; DEFEASANCE

    SATISFACTION AND DISCHARGE

    At our request, the indenture will terminate as to the debt securities of any series when either:

    - all of these debt securities and coupons have been delivered to the trustee for cancellation; or

    - all of these debt securities and coupons have become due and payable (or will become due and payable at their stated maturity within one year or are to be called for redemption within one year) and we have deposited with the trustee in trust, money, in the currency or currencies or currency unit or currency units in which these debt securities are payable, in an amount sufficient to make all remaining payments on these debt securities.

    In these circumstances, however, we have obligations to register the transfer or exchange of the debt securities and related coupons and hold moneys for payment of these debt securities and coupons in trust. (Section 5.1)

    DEFEASANCE

    Unless the prospectus supplement states otherwise, if we deposit with the trustee money, U.S. government obligations (in the case of debt securities denominated in U.S. dollars) or foreign government obligations (in the case of debt securities and coupons denominated in a foreign currency) that will be sufficient to pay principal of and interest on these debt securities when due, then we may elect one of the following two options:

    - to be discharged after 91 days from all of our obligations regarding that series of debt securities, except for obligations to register the transfer of or exchange debt securities and related coupons, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust; or

    - to be released from the restrictions of the covenants described under "Certain Covenants".

    To elect either option described above, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance described above would not cause the holders of that series to recognize income, gain or loss for U.S. federal income tax purposes and that the holders of that series will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if that option had not been exercised. (Section 5.3)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    EVENTS OF DEFAULT

    An "event of default" regarding any series of debt securities is any one of the following events:

    - default for 30 days in the payment of any interest installment when due and payable;

    - default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

    - default in the making of any sinking fund payment when due;

    - default in the performance of any covenant in the debt securities or in the indenture for 90 days after notice to Polaroid by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series;

    - certain events of bankruptcy, insolvency and reorganization of Polaroid;
      and

    - any other event of default of that series that is specified in the prospectus supplement.

    A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series. A default under other debt of Polaroid will not be a default under the indenture.

    If an event for default for any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding debt securities) may declare the principal of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to Polaroid. If the holders of debt securities give notice of that declaration of acceleration to Polaroid, then they must also give notice to the trustee.

    The holders of a majority in principal amount of the outstanding debt securities may rescind a declaration of acceleration if:

    - Polaroid has paid a sum sufficient to pay principal, interest, including overdue interest and interest thereon, any premium and the fee and expenses of the trustee; and

    - any other events of default (besides the failure to pay principal due because of the declaration of acceleration) have been cured or waived.

(Section 6.2)

    We are required to file every year with the trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 11.6)

    NOTICES

    The trustee is required to give notice to holders of debt securities of a default which remains uncured or has not been waived that is known to the trustee within 90 days after the occurrence of the default. The trustee may withhold this notice, however, if it determines in good faith that the withholding of the notice is in the interest of the holders of the debt securities. However, the trustee may not withhold the notice in the case of default in the payment of principal of and premium or interest on, or a sinking fund installment on, any of the debt securities. In addition, the trustee is only required to give notice of the failure by Polaroid to perform any covenant other than for payment until at least 30 days after that failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an event of default.
(Section 7.2)

    CERTAIN RIGHTS OF THE TRUSTEE

    The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction, however, if it either would involve the trustee in personal liability or would be unduly prejudicial to holders of the debt securities of that series that do not join in that direction. (Section 6.12) During a default, the trustee is required to exercise the standard of care that a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Otherwise, the trustee is not obligated, however, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (Section 7.3)

    WAIVER

    In some cases, the holders of a majority in principal amount of the outstanding series of debt securities may, on behalf of the holders of all debt securities of that series, waive any past default or event of default regarding that series or compliance with some provisions of the indenture. The following defaults may not, however, be waived:

    - default in the payment of the principal of and premium or interest on any of that series which has not been cured until that time; or

    - a default regarding a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

(Section 6.13)

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
MODIFICATION OF THE INDENTURE

    MODIFICATION NOT REQUIRING CONSENT OF HOLDERS

    Without the consent of any holders of debt securities, we and the trustee may modify the indenture, among other things, to:

    - add to the covenants of Polaroid for the benefit of any series of debt securities;

    - add any additional events of default for any series of debt securities;

    - cure any ambiguity or inconsistencies in the indenture; or

    - add any other provision provided that these other provisions are not adverse to holders of debt securities of any series in any material respect.

(Section 10.1)

    MODIFICATION REQUIRING CONSENT OF HOLDERS

    With the consent of the holders of at least a majority in principal amount of the outstanding series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to modify the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

    - change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

    - reduce the principal amount of an OID debt security that would be due and payable upon acceleration of the maturity of that security;

    - change any place of payment where, or the currency or currencies or currency unit or currency units in which, any debt security or any premium or interest thereon is payable;

    - impair the right to sue for the enforcement of any payment on or after the stated maturity date thereof or, in the case of redemption, on or after the redemption date;

    - adversely affect the terms of conversion of any debt security into stock or other securities of Polaroid or of any other corporation;

    - reduce the percentage in principal amount of the outstanding debt securities of any series required to consent to modify the indenture or to consent to any waiver of compliance with the indenture;

    - change Polaroid's obligation to maintain an office or agency for the payment of outstanding debt securities; or

    - modify any of the provisions listed above, the provisions for the waiver of some covenants and defaults (except to increase the percentage of the total principal amount of outstanding debt securities required to modify the indenture where consent is currently required) or to modify the provisions for modification or waiver that require the consent of each holder of the outstanding debt securities affected.

(Section 10.2)

MEETINGS

    PURPOSE AND CALLING OF MEETINGS

    The indenture contains provisions for convening meetings of the holders of debt securities of any series for any action to be made, given or taken by holders of debt securities. (Section 14.1) The trustee, Polaroid and the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to holders of that series has been properly given according to the requirements stated under "Notices" below. (Section 14.2)

    QUORUM AND ACTION

    Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of holders of debt securities of that series. If a meeting is called by holders of debt securities and a quorum does not exist, then the chairman of the meeting is required to dissolve the meeting. If a meeting is called by either Polaroid or the trustee, then the chairman of the meeting may adjourn that meeting for a period of not less than 10 days and may further adjourn it for a period of not less than 10 days if a quorum does not exist. (Section 14.4)

    Any resolution passed or decision taken at any meeting of holders of debt securities of any series that has been properly held in accordance with the indenture will bind all holders of debt securities of that series and the related coupons. (Section 14.4)

NOTICES

    Except as otherwise provided in the indenture, notices to holders of bearer debt securities, will be given by:

    - publication at least once in a daily newspaper in New York City and in London and in another city or cities as may be specified in such bearer debt securities; and

    - mail to those persons whose names and addresses were previously filed with the trustee, within the prescribed time period.

Notices to holders of registered debt securities will be given by mail or by overnight courier to the addresses of those holders as they appear in the security register. (Section 1.6)

TITLE

    Title to any bearer debt securities and any related coupons will pass by delivery. Polaroid, the trustee and any of their agents may treat the bearer of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security, including registered debt securities in global registered form, as the absolute owner of that security for the purpose of making payment and for all other purposes. This will be the case whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary. (Section 4.7)

REPLACEMENT OF SECURITIES AND COUPONS

    MUTILATED COUPONS

    We will replace any mutilated debt security and any debt security with a mutilated coupon relating to it at the expense of the holder and on surrender of that mutilated debt security or debt security with a mutilated coupon to the security registrar. (Section 4.5)

    DESTROYED, STOLEN OR LOST COUPONS

    We will replace debt securities or coupons that are destroyed, stolen or lost at the expense of the holder and on delivery to the security registrar of evidence of that destruction, loss or theft which is satisfactory to us and the security registrar. In the case of a coupon that is destroyed, stolen or lost, that coupon will be replaced (on surrender to the security registrar of the debt security with all other coupons not destroyed, stolen or lost) by issuance of a new debt security in exchange for the debt security to which that coupon relates. Before we issue a replacement debt security or coupon, we and the security registrar may require an indemnity from the party seeking the replacement security. (Section 4.5)

    BEARER SECURITIES

    If the debt security that we replace is a bearer security, we will deliver that new debt security only outside the United States. (Section 4.5)

RESERVATION OF COMMON STOCK

    Polaroid will reserve the full number of shares of common stock issuable on conversion of the debt securities free from preemptive rights out of the total of its authorized but unissued shares of common stock or common stock held as treasury shares to permit the conversion of the debt securities, or preferred stock, into shares of common stock.

GOVERNING LAW

    The laws of the State of New York govern the indenture and will govern the debt securities and the coupons, including any matters of interpretation under them. (Section 1.12)

INFORMATION CONCERNING THE TRUSTEE

    We may from time to time maintain lines of credit, and have other customary banking relationships, with State Street Bank and Trust Company, State Street Bank and Trust Company, N.A., an affiliate of State Street Bank and Trust Company, or with either of their affiliates. State Street Bank and Trust Company, as successor to The First National Bank of Boston, also serves as the trustee under Polaroid's indenture dated as of December 15, 1991, providing for an unlimited amount of debt securities.

    Boston EquiServe, L.P., a joint venture, of which State Street Bank and Trust Company is an affiliate, serves as transfer agent and registrar for our common stock.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

    Bearer debt securities are subject to the following limitations:

    - Bearer debt securities may not be offered or sold during the "restricted period" (as defined in Section 1.163-5(c)(2)(i)(D)(7) of the U.S. Treasury Regulations) within the United States or its possessions or to U.S. persons other than to:

      -- an office located outside the United States and its possessions of a U.S. financial institution (as defined in Section 1.165-12(c) (1)(v) of the U.S. Treasury Regulations), that purchases for its own account or for resale or for the account of certain customers, and provides a certificate stating that it agrees to comply with the requirements of
          Section 165(j)(3)(A), (B) or (C) of the Code and the U.S. Treasury Regulations, or

      --  certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)
          (iii)(B) of the U.S. Treasury Regulations.

    - Bearer debt securities may not be delivered in connection with their sale during the restricted period within the United States or its possessions.

    - Any distributor (as defined in Section 1.163-5(c)(2)(i)(D)(4) of the U.S. Treasury Regulations) participating in the offering or sale of bearer debt securities must agree that:

      -- it will not offer or sell during the restricted period any bearer debt securities within the United States or its possessions or to United States persons other than those described above,

      -- it will not deliver in connection with the sale of bearer debt securities during the restricted period any bearer debt securities within the United States or its possessions; and

      -- it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling bearer debt securities are aware of the restrictions on the offers and sales described above.

    - Bearer debt securities (other than a bearer debt security in temporary global form) may not be delivered, nor may interest be paid on any bearer debt securities until delivery to the trustee of the certificate signed by either Euro-clear or Cedelbank, which is described above under "Global Securities--Temporary Global Securities".

    - Bearer debt securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code".

                          DESCRIPTION OF CAPITAL STOCK

    The following description summarizes our capital stock. The description is not complete, and we refer you to our Restated Certificate of Incorporation, as amended, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

    We have authorized 150 million shares of common stock, par value $1.00 per share. At November 3, 1999, we had 44,524,580 shares of common stock issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol "PRD".

    The holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors, and exclusively possess all voting power, except as otherwise:

    - required by law; or

    - provided in any resolution adopted by the board of directors relating to any series of preferred stock that establishes the powers, designations, preferences and relative, participating, option or other special rights of the preferred stock.

Our Restarted Certificate of Incorporation does not provide for cumulative voting in the election of directors.

    Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to receive:

    - dividends, if declared by the board of directors from funds legally available for dividends; and

    - upon liquidation, all assets of Polaroid available for distribution to common stock holders on a proportionate basis.

    All shares of common stock issued will be fully paid and non-assessable. The holders of our common stock will not have preemptive rights.

    The transfer agent and registrar of the common stock is First National Bank of Boston, c/o Boston EquiServe.

PREFERRED STOCK

    We have authorized 20 million shares of preferred stock, par value $1.00 per share, including one million shares of Series A Participating Cumulative Preferred Stock (the "Series A Preferred Stock"). At December 31, 1998, no shares of our preferred stock were issued and outstanding. The board of directors is authorized to:

    - provide for the issuance of shares of preferred stock in one or more series;

    - to establish the number of shares in each series; and

    - to fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of any series.

For more information about the Series A Preferred Stock, see "--Limitations on Changes in Control--Rights Agreement--Series A Preferred Stock". For more information about the preferred stock offered by this prospectus, see "Description of Offered Preferred Stock".

LIMITATIONS ON CHANGES IN CONTROL

    We summarize below several agreements and provisions of our Restated Certificate of Incorporation and by-laws and the Delaware General Corporation Law. These provisions which we summarize below could have the effect of delaying, deferring or preventing a change in control of Polaroid or the removal of existing management or deterring potential acquirors from making an offer to our stockholders. This could be the case even though a majority of our stockholders might benefit from such a change in control or offer. In addition, these provisions may encourage companies interested in acquiring Polaroid to negotiate in advance with the board of directors as discussed below. These descriptions are not complete and we refer you to these documents, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and the Delaware General Corporation Law.

    RIGHTS AGREEMENT

    Each outstanding share of common stock includes one right to purchase 1/100th of a share of our Series A Preferred Stock for a purchase price of $200 when the rights become exercisable. Until the rights become exercisable they:

    - do not represent any value separate from the common stock;

    - are not represented by a separate certificate;

    - each common stock certificate represents both one right and one share of common stock; and

    - trade with the common stock.

    The terms and other provisions of the rights are defined in a rights agreement, dated September 9, 1986, as amended, between Polaroid and BankBoston N.A., as successor rights agent. The rights are scheduled to expire on July 1, 2000. We filed the rights agreement with the SEC as an exhibit to our registration statement on Form 8-A, on September 15, 1986, and we filed amendments to it in subsequent filings with the SEC which we refer to under "Where You Can Find More Information About Polaroid".

    As long as the rights agreement is in effect, the rights that we have issued are, and new rights that we will issue will be, attached to shares of our common stock. As a result, whenever we issue new shares of our common stock, we will issue one right with each of these new shares. In addition, as long as the rights agreement is in effect, we will issue one right with each new issue share of common stock:

    - issuable upon conversion of any convertible security, including convertible debt securities, convertible preferred stock and convertible depositary shares;

    - issuable upon the exercise of warrants to purchase common stock; and

    - upon the settlement of a share purchase contract or share purchase unit.

    EXERCISE OF RIGHTS.  The rights are exercisable upon the earlier of:

    - any person, together with all affiliates and associates, acquiring beneficial ownership of 20% or more of our outstanding common stock (an "Acquiring Person"), except pursuant to permitted tender offers; or

    - ten days after, or on a later date if the board of directors so determines, any person or group announces an intention to commence, or

    - commences, a tender offer for 30% or more of our outstanding common stock.

    The board of directors may determine in good faith that a person who has become an Acquiring Person but was unaware that it beneficially owned 20% or more of our outstanding common stock or acquired this amount without the intention of effecting a change in control or influencing control of Polaroid, will not constitute an Acquiring Person.

    After the rights become exercisable, we will issue separate certificates representing the rights and the rights will trade separately from the common stock. Rights beneficially owned by holders of 20% or more of our outstanding common stock are not, however, exercisable.

    After the rights become exercisable, they can become valuable under various circumstances in which the payment of the exercise price will entitle the holders to more than a fraction of a share of Series A Preferred Stock. The fraction is designed to be the economic equivalent of one share of common stock at an original exercise price of $200. The circumstances in which exercise become valuable include:

    - a merger or other business combination to which we are a party; or

    - the sale, lease, exchange or other transfer of 50% or more of our assets or assets representing 50% or more of our earning power.

If one of these transactions were to occur, each right would then entitle the holder to purchase for the exercise price:

    - our common stock with a market value of two times the exercise price, if we are the surviving entity in that kind of a transaction; or

    - the capital stock of the acquiring entity with a market value of two times the exercise price.

Similarly, if any person, together with all affiliates and associates:

    - acquires 20% or more of our outstanding common stock, unless pursuant to an all cash tender offer for all outstanding shares of common stock at a price and on other terms determined by the board of directors to be fair and adequate; or

    - engages in certain "self-dealing" transactions with us,

then each right will entitle the holder to purchase for the exercise price that number of shares, or fractions of shares, of Series A Preferred Stock equal to the number of shares of common stock which, at the time of the transaction, will have a market value of two times the exercise price.

    REDEMPTION. We may redeem the rights at a price of $.05 per right at any time prior to the time any party becomes an Acquiring Person. The rights may also be redeemed by the action of our stockholders if:

    - we receive a written proposal to purchase all of our outstanding voting stock, which includes our common stock and all other classes of stock that are entitled to vote together with our common stock as one class for the election of directors;

    - 80% of the consideration is in cash;

    - the offer is accompanied by a written fairness opinion from the acquiring party and written financing commitments; and

    - a majority of our voting stock, excluding votes cast by the party proposing to acquire the stock, votes to accept the proposal at a special meeting of stockholders, which the board of directors is required to call.

    AMENDMENT AND EXPIRATION. Prior to the rights becoming exercisable, we may amend any provision of the rights without the prior approval of the holders of the rights.

    After the rights become exercisable, the board of directors may amend the rights without the prior approval of the holders of rights to:

    - cure any ambiguity or correct any defective provision; or

    - make any other necessary or desirable changes which will not adversely affect the interests of the holders of the rights.

    The rights expire on July 1, 2000 and may be extended by the board of directors for up to seven years. Prior to authorizing any extension, the board of directors is required to request a vote by our stockholders as to whether to extend the expiration date, although the outcome of that vote does not bind the board of directors.

    CERTAIN EFFECTS OF THE RIGHTS AGREEMENT. The Rights Agreement is designed to protect our stockholders in the event of unsolicited offers to acquire Polaroid and other coercive takeover tactics, which, in the opinion of the board of directors, could impair its ability to represent stockholders' interests. The rights agreement may prevent a takeover of Polaroid more difficult or make it less likely to occur. The rights agreement may have these effects even though the potential acquirer might be willing to pay a premium above the then prevailing market rate for our common stock and the acquisition might be favored by a majority of our stockholders.

    SERIES A PREFERRED STOCK. If the rights become exercisable, then each right will entitle its holder to purchase a fraction of a share of Series A Preferred Stock that is designed to be the economic equivalent of one share of our common stock at an exercise price of $200. This purchase price is subject to adjustment in the event we were to:

    - declare or pay a dividend on our common stock payable in shares of common stock;

    - subdivide the number of our outstanding common stock by effecting a stock split or similar transaction; or

    - combine the outstanding shares of our common stock by a reverse stock split or similar transaction.

    Holders of Series A Preferred Stock are entitled to:

    - cumulative quarterly dividends of $20 per share, even if no dividends have been declared or paid on common stock;

    - the declaration of an additional dividend prior to or at the same time that we declare a dividend on common stock equal to the amount of dividends payable on each share of common stock multiplied by a "formula number", as described in the next sentence.

Initially, the formula number is 100. If we were to:

    - declare or pay a dividend on our common stock payable in shares of common stock;

    - subdivide the number of outstanding shares of common stock by effecting a stock split or similar transaction;

    - combine the outstanding shares of common stock by a reverse stock split or similar transaction; or

    - issue shares of capital stock in a reclassification or change of the outstanding shares of common stock, including in connection with a merger in which Polaroid is the survivor,

then the formula number would be multiplied by a fraction. The numerator of the fraction would be the number of shares of common stock outstanding after one of the events specified above. The denominator of the fraction would be the number of shares of common stock outstanding immediately prior to that event.

    Holders of the Series A Preferred Stock will have the following voting rights:

    - Each holder will be entitled to the number of votes equal to the formula number then in effect on all matters on which holders of common stock are entitled to vote.

    - Holders of Series A Preferred Stock and common stock will vote together as one class for the election of directors and on all other matters submitted to a vote of our stockholders, except as described in the next sentence.

    - If, at the time of any annual meeting of stockholders for the election of directors, six quarterly dividends, whether or not consecutive, payable on any share of Series A Preferred Stock are in default, then the holders of Series A Preferred Stock will be entitled to elect two directors to be added to the board of directors.

    - If the default described in the preceding sentence ceases to exist, then holders of the Series A Preferred Stock will be divested of these special voting rights and the directors elected pursuant to them will be terminated.

    If quarterly or other dividends to holders of the Series A Preferred Stock are in arrears, then we will not:

    - pay dividends on or redeem, purchase or otherwise acquire any shares of stock which rank junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up;

    - pay dividends on stock which ranks equally with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, except dividends paid proportionately on the Series A Preferred Stock and all other equally ranking stock;

    - redeem or acquire shares of any stock which ranks equally with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, provided that we may redeem or acquire these shares in exchange for shares of our stock that rank junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up;

    - purchase or acquire any shares of Series A Preferred Stock, or any shares of stock which rank equally with them, except in accordance with a purchase made in writing or by publication to all holders of these shares and upon terms that the board of directors considers, in good faith, will result in a fair and equitable treatment among the various series or classes of stock then outstanding; or

    - permit any of our subsidiaries to purchase or acquire any shares of our stock unless we could do so.

    Upon the liquidation, dissolution or winding up of Polaroid, no distribution can be made to:

    - holders of stock which rank junior to Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless holders of the Series A Preferred Stock have received:

      --  accrued and unpaid dividends to the date of this payment; plus

      -- the greater of (1) $100 for each share and (2) the amount to be distributed to each share of common stock multiplied by the formula number then in effect for each share of Series A Preferred Stock; or

    - holders of stock ranking equally with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, except distributions made on a proportionate basis on the Series A Preferred Stock and all other equally ranking stock.

    If we enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for cash, other securities or property, then the Series A Preferred Stock will be exchanged, at the same time, into an amount equal to the amount exchanged for the common stock multiplied by the formula number then in effect.

    The Series A Preferred Stock will rank junior to all other series of preferred stock, unless the board of directors determines otherwise.

    POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE RESTATED
      CERTIFICATE OF INCORPORATION AND BY-LAWS

    Provisions of the Restated Certificate of Incorporation and our by-laws may be deemed to have the effect of discouraging a takeover of Polaroid and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interest, including those attempts that might result in his or her receiving a premium over the market price for our common stock. We summarize these provisions below.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Restated Certificate of Incorporation prohibits stockholder action by written consent and provides that stockholder action may only be effected at a duly called meeting. Stockholders may only take action at an annual or special meeting called in accordance with our by-laws. Our by-laws, however, do not permit stockholders to call special meetings. Special meetings of stockholders may only be called by the Chairman of the Board, the President or the board of directors. In addition, only those matters set forth in Polaroid's notice of a special meeting may be considered or acted upon at a special meeting of stockholders.

    These provisions could have the effect of delaying consideration of a stockholder proposal until the following annual meeting. These provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

    ADVANCE NOTICE FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS. Our by-laws require stockholders to provide advance notice of business proposed to be brought before, and of nominations of directors to be made at, annual meetings of stockholders. The by-laws set a date by which a stockholder must advise Polaroid of his or her intent to seek to take action at a meeting and fix the contents of the notice, requiring information, such as beneficial stock ownership and other information required by the proxy rules under the Securities Exchange

Act of 1934. If a stockholder fails to deliver proper notice 90 days prior to the anniversary of the immediately preceding annual meeting or in the event that the annual meeting is more than 20 days prior to that anniversary, not later than the 20th day following the first date on which the date of the annual meeting was first disclosed, the proposal will be excluded from stockholder consideration at the meeting.

    ISSUANCE OF PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL. As set forth above under "Preferred Stock", the Restated Certificate of Incorporation authorizes the board of directors to issue, without further stockholder approval, from time to time, preferred stock with the designations, powers, preferences and rights that the board of directors may determine, including the issuance of preferred stock to persons designated by the board of directors and preferred stock with voting rights. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock. In addition, our ability to issue this kind of preferred stock may adversely effect the marketability and potential market price of our common stock.

    DELAWARE ANTI-TAKEOVER STATUTE

    Polaroid is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents a person who owns 15% or more of our outstanding voting stock (an "interested stockholder") from engaging in some business combinations, as described below, with Polaroid for three years following the time that that person becomes an interested stockholder unless one of the following occurs:

    - the board of directors either approves the business combination or the transaction in which the person became an interested stockholder before that person became an interested stockholder;

    - upon completion of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of Polaroid's voting stock outstanding at the time the transaction commenced, excluding stock held by:

      --  directors who are also officers of Polaroid; and

      -- employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or subsequent to the time that the transaction in which the person became an interested stockholder, the business combination is:

      --  approved by the board of directors; and

      -- authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, the term "business combinations" as used above include mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder's proportionate share ownership of Polaroid.

    Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with Polaroid for a period of three years. Although our stockholders have the right to exclude Polaroid from the restrictions imposed by Section 203, they have not done so.
Section 203 may encourage companies interested in acquiring Polaroid to negotiate in advance with the board of directors, since the requirement stated above regarding stockholder approval, would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

    LIMITATION OF DIRECTORS' LIABILITY

    The Restated Certificate of Incorporation provides that a director will not be personally liable for monetary damages to Polaroid or our stockholders for breach of fiduciary duty as a director, except for:

    - breach of the director's duty of loyalty to Polaroid or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - paying a dividend or approving a stock repurchase that is not lawful, in violation of Section 174 of the Delaware General Corporation Law; or

    - a transaction from which the director derived an improper personal benefit.

    While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate these duties. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care.

    The inclusion of these provisions in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors. In addition, these provisions may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though that action, if successful, might have benefitted Polaroid and our stockholders otherwise.

INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with our officers and directors. The indemnification agreements require, among other things, that we:

    - indemnify our officers and directors to the fullest extent permitted by law;

    - advance to the officers and directors all related expenses, subject to reimbursement if it is determined subsequently that indemnification is not permitted;

    - indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements; and

    - provide officers and directors liability insurance.

    Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by the Restated Certificate of Incorporation and our by-laws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by stockholders to eliminate the rights it provides.

RESTRICTIONS ON DIVIDENDS

    Two of the agreements pursuant to which we have issued debt, and can issue more debt in the future, restrict our ability to pay dividends. Our
$350 million Amended and Restated Credit Agreement, dated as of December 11, 1998, among Polaroid Corporation and the lenders party thereto, Morgan Guaranty Trust Company of New York, as Administrative and Collateral Agent and BankBoston, N.A., as Co-Agent, provides that we may not declare or pay dividends that exceed $7.5 million, on a cumulative basis, in any fiscal quarter. The indenture, pursuant to which we issued $275 million aggregate principal amount of 11 1/2% Notes due 2006 on February 17, 1999 (the "11 1/2% Notes indenture") limits our ability to make specified restricted payments, including dividends on our capital stock, unless:

    - we are not, or would not as a result of such payment be, in default under the 11 1/2% Notes;

    - we are, and based on a pro forma calculation of a fixed charge coverage ratio set forth in the 11 1/2% Notes indenture would be, able to incur an additional $1 of indebtedness (as defined in the 11 1/2% Notes indenture);

    - the aggregate amount of all restricted payments is less than the total of:

      -- 50% of our consolidated net income (as defined in the 11 1/2% Notes indenture) after March 28, 1999 until our most recently ended fiscal quarter, or, if our consolidated net income for our most recently ended fiscal quarter was a deficit, less 100% of that deficit;

      -- the net cash proceeds from the sale after February 17, 1999 of our equity securities or debt securities that are convertible into equity securities;

      --  the sale of specified investments; and

      -- the value of subsidiaries if they were to become subject to the covenants contained in the 11 1/2% Notes Indenture.

    Notwithstanding the test set forth above, the 11 1/2% Notes indenture permits us to (1) pay cash dividends on our capital stock up to $7.5 million in any fiscal quarter and (2) make restricted payments, including dividends on our capital stock, that do not exceed $30.0 million after February 17, 1999. We filed the 11 1/2% Notes indenture with the SEC on a Current Report on Form 8-K on February 17, 1999.

                     DESCRIPTION OF OFFERED PREFERRED STOCK

    The following description summarizes some general terms that will apply to each series of preferred stock that we issue. It is not complete, and we refer you to the Restated Certificate of Incorporation and the form of the Certificate of Designations Powers, Preferences and Rights for Preferred Stock, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

SPECIFIC TERMS OF EACH SERIES

    Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations and the prospectus supplement relating to that new series will specify the particular amount, price and other terms of that preferred stock. These terms will include:

    - the designation of the title of the series;

    - dividend rates;

    - redemption provisions, if any;

    - special or relative rights in the event of liquidation, dissolution, distribution or winding up of Polaroid;

    - sinking fund provisions, if any;

    - whether the preferred stock will be convertible into our common stock or other securities of Polaroid or exchangeable for securities of any other person;

    - voting rights; and

    - any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with the Restated Certificate of Incorporation and by-laws.

    The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

    The prospectus supplement relating to the new series will specify whether the series of preferred stock will be issued separately, as part of stock purchase units or warrant units or upon exercise of warrants.

RANKING

    Each new series of preferred stock will rank equally with each other series of preferred stock and prior to our common stock regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

DIVIDENDS

    Holders of each new series of preferred stock will be entitled to receive cash dividends, if declared by the board of directors out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

    - the dividend rates;

    - whether the rates will be fixed or variable or both;

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
    - the dates of distribution of the cash dividends; and

    - whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

    We will pay dividends to holders of record of preferred stock as they appear on our records, or, if applicable, the records of the depositary referred to below under "Depositary Shares", on the record dates fixed by the board of directors.

    We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

CONVERSION AND EXCHANGE

    The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

REDEMPTION

    We will specify in the prospectus supplement applicable to each new series of preferred stock:

    - whether it will be redeemable at any time, in whole or in part, at the option of Polaroid or the holder of the preferred stock;

    - whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

    - the redemption prices.

    In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

    Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless Polaroid defaults in the payment of the redemption price.

LIQUIDATION PREFERENCE

    Upon the voluntary or involuntary liquidation, dissolution or winding up of Polaroid, holders of each series of preferred stock will be entitled to receive:

    - distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

    - any accrued and unpaid dividends.

    These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

    In the event that holders of preferred stock are not paid in full upon a liquidation, dissolution or winding up of Polaroid, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

    After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of assets of Polaroid.

VOTING RIGHTS

    The holders of shares of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

TRANSFER AGENT AND REGISTRAR

    We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the applicable prospectus supplement.

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
RESERVATION OF COMMON STOCK

    Polaroid will reserve the full number of shares of common stock issuable on conversion of the preferred stock from preemptive rights out of the total of its authorized but unissued shares of common stock or common stock held as treasury shares to permit the conversion of the debt securities, or preferred stock, into shares of common stock.

DEPOSITARY SHARES

    We may, at our option, elect to offer fractional, rather than whole, shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, each of which will represent a fraction of a share of preferred stock. If we issue depositary shares, we will specify the terms and other provisions of that series in a prospectus supplement and whether the series will be issued separately, as part of stock purchase units or warrant units or upon exercise of warrants.

    The depositary shares will be deposited with a depositary under a deposit agreement to be entered between Polaroid and that depositary. The depositary will be a bank or trust company selected by us and is required to have its principal office in the United States and have a combined capital and surplus of a least $50 million. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the depositary shares.

    The following description of the depositary shares is not complete, and we refer you to the forms of deposit agreement and the depositary receipt which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

    RIGHTS AND PREFERENCES

    Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock, in proportion to the applicable fraction of the share of preferred stock represented by the depositary share, including:

    - dividend rights;

    - redemption rights, if any;

    - voting rights;

    - conversion or exchange rights, if any; and

    - liquidation rights.

    DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends and other cash distributions received on the preferred stock to the record holders of depositary shares in proportion to the number of depositary shares that they hold.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to receive the property, unless the depositary determines that it is not feasible to make the distribution. If the depositary determines that it is not feasible to make the distribution, then the depositary may, with our approval, sell the property and distribute the net proceeds of the sale to the holders of the depositary shares.

    REDEMPTION OF DEPOSITARY SHARES

    If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable on the series of the preferred stock.

    If we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary will select by lot or on a proportionate basis the depositary shares to be redeemed.

    CONVERSION AND EXCHANGE

    If a series of preferred stock represented by depository shares is convertible into our common stock or exchangeable for securities of a third party, each depository share will be convertible into or exchangeable for that number of shares of our common stock or third party securities

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
equal to the applicable fraction of the conversion or exchange ratio applicable to one share of preferred stock.

    VOTING THE PREFERRED STOCK

    Each holder of depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by that holder's depositary shares. The record date will be the same date as the record date for the preferred stock.

    When the depositary receives notice of any meeting at which the holders of any series of preferred stock are entitled to vote, the depositary will:

    - mail the information contained in the notice of meeting to the record holders of the depositary shares;

    - endeavor, insofar as practicable, to vote the amount of the preferred stock represented by the depositary shares in accordance with the voting instructions of the record holders of the depositary shares; and

    - abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

    Polaroid will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to vote the depositary shares as instructed.

    TEMPORARY AND DEFINITIVE DEPOSITARY RECEIPTS

    Pending the preparation of definitive depositary receipts, the depositary may issue temporary depositary receipts substantially identical to the definitive depositary receipts. Temporary depositary receipts will carry the same rights as definitive depositary receipts.

    If temporary depositary receipts are issued, we will prepare definitive depositary receipts without unreasonable delay. Temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense. In addition, subject to the terms of the deposit agreement, holders of depositary shares will be entitled to withdraw and receive, upon surrender of depositary receipts, certificates evidencing the fractional number of shares of preferred stock represented by the depositary receipts.

    AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The depositary receipts evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between Polaroid and the depositary at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective, unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

    The deposit agreement may be terminated by Polaroid or the depositary only if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Polaroid and the distribution has been distributed to the holders of depositary receipts.

    TAXES AND COSTS

    We will pay:

    - all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements; and

    - charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock.

    Holders of depositary receipts will pay:

    - transfer and other taxes and governmental charges other than those described in the preceding sentence; and

    - other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as provided in the deposit agreement to be for their accounts.

    DELIVERY OBLIGATIONS

    The depositary will forward to holders of depositary receipts all reports and communications from Polaroid that are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

    LIMITATION OF LIABILITY

    Neither we nor the depositary will be liable if we or it is prevented or delayed by law or any circumstance beyond our or its control in performing our or its obligations under the deposit agreement. Our and the depositary's obligations under the deposit agreement will be limited to the performance, in good faith, of our and its duties under it. We and the depositary will not be obligated to prosecute or defend any legal proceeding regarding the depositary shares or the preferred stock unless we or they are furnished a satisfactory indemnity. We and the depositary may rely upon the written advice of counsel or accountants and information provided by persons presenting preferred stock for deposit and holders of depositary receipts.

    RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to us notice of its election to do so. In addition, at any time, we may remove the depositary subject to the appointment of an acceptable successor. The resignation or effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue share purchase contracts, including contracts obliging holders to purchase from Polaroid, and Polaroid to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of:

    - a stock purchase contract; and

    - any of a debt security of Polaroid, a share of preferred stock of Polaroid or a depositary share relating to preferred stock of Polaroid or a debt obligation of a third party, including a U.S. Treasury security.

    The debt security, share of preferred stock or depositary share relating to preferred stock of Polaroid or debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis to be specified. The stock purchase contracts may require holders of Polaroid to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms and other provisions of any stock purchase contracts or stock purchase units.

                   DESCRIPTION OF WARRANTS AND WARRANT UNITS

    We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock, preferred stock or depositary shares. We may issue warrants independently of or together with any other securities, including as part of a warrant unit, and warrants may be attached to or separate from those securities.

    Each series of warrants will be issued under a separate warrant agreement to be entered into between Polaroid and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

    Each warrant unit will consist of:

    - a warrant under which the holder will, upon exercise, purchase a specified number of shares of common stock; and

    - any of a debt security of Polaroid, a share of preferred stock of Polaroid or a depositary share relating to preferred stock of Polaroid.

DEBT WARRANTS

    The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

    - the title and aggregate number of the debt warrants;

    - any offering price of the debt warrants;

    - whether the debt warrants are to be issued with any debt securities, and, if so, the title, total principal amount and terms;

    - the number of debt warrants and debt securities that will be separately transferable;

    - any date on and after the debt warrants and debt securities will be separately transferable;

    - the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

    - the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time, and the final date on which the debt warrants may be exercised;

    - the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

    - the terms of any right to redeem or call the debt warrants;

    - any book-entry procedure information;

    - any currency or currency units in which the offering price and the exercise price are payable;

    - any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

EQUITY WARRANTS

    The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

    - the title and aggregate number of the equity warrants;

    - any offering price of the equity warrants;

    - the designation and terms of any preferred shares that are purchasable upon exercise of the equity warrants or that underlie depositary shares purchasable upon this exercise;

    - if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

    - if applicable, the date from and after the equity warrants and any securities issued with them will be separately transferrable;

    - the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of an equity warrant and the price;

    - the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any right of Polaroid to accelerate this final date;

    - if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

    - any currency or currency units in which the offering price and the exercise price are payable;

    - any applicable anti-dilution provisions of the equity warrants;

    - any applicable redemption or call provisions; and

    - any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

WARRANT UNITS

    The applicable prospectus supplement will describe the specific terms and other provisions of any warrant units.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities, the preferred stock and the depositary shares in any of three ways:

    - through underwriters;

    - through agents; or

    - directly to a limited number of institutional purchasers or to a single purchaser.

    The prospectus supplement for each series of securities we sell will describe that offering, including:

    - the name or names of any underwriters;

    - the purchase price and the proceeds to us from that sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which the securities may be listed.

UNDERWRITERS

    If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

    The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

    We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

AGENTS

    We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the

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prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

DIRECT SALES

    We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

INDEMNIFICATION

    We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

    Each series of securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

                                    EXPERTS

    The consolidated financial statements and schedules of Polaroid and subsidiary companies as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts of accounting and auditing.

    The report of KPMG LLP covering the December 31, 1997, consolidated financial statements refers to a change in the method of accounting for depreciation.

    With respect to the unaudited interim financial information for the periods ended March 28, 1999, June 27, 1999 and September 26, 1999, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the quarters ended March 28,1999, June 27, 1999 and September 26, 1999, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because their report is not a "report" or a "part" of the registration statement prepared or certified by accountants within the meaning of Sections 7 and 11 of such Act.

                                 LEGAL OPINIONS

    Simpson Thacher & Bartlett, New York, New York, has issued an opinion regarding the legality of each of the Securities. Neal D. Goldman, Esq., who is the Vice President, General Counsel and Secretary of Polaroid, may issue an opinion regarding certain other matters for us. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all fees and expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All but the Securities and Exchange Commission registration fee are estimates and remain subject to future contingencies.

Securities and Exchange Commission registration fee.........  $ 72,600*
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................    10,000
Trustee's fees and expenses.................................    15,000
Printing and engraving fees.................................   100,000
Rating Agency Fees..........................................   350,000
Blue Sky fees and expenses..................................    20,000
Miscellaneous expenses......................................    32,400
                                                              --------
    Total...................................................  $850,000
                                                              ========

    * In addition, the Registrant has previously paid a registration fee of $62,550 in connection with the filing of an aggregate principal amount of $225,000,000 of debt securities that remain eligible to be sold under the Prior Registration Statement and that are being carried forward to the prospectus included herein pursuant to Rule 429 under the Securities Act.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director's fiduciary duty, except (1) for liability with respect to an illegal dividend or stock repurchase or (2) liability for a breach of the director's duty of loyalty to the Registrant or its stockholders,
(3) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (4) for any transaction in which the director derived an improper personal benefit. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

    Section 145 of the Delaware General Corporation Law provides for indemnification by the Registrant of its directors and officers and certain other persons.

    The Registrant's By-Laws provide that, to the extent not inconsistent with Delaware or other applicable law in effect from time to time, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The Registrant's By-Laws also provide that, to the extent not inconsistent with Delaware or other applicable law in effect from time to time, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Generally, a director will be entitled to be indemnified against a claim if a majority of a quorum of the directors who are not parties to the relevant legal proceedings, independent legal counsel or the stockholders determine that the director acted under the relevant standard of conduct set forth in the two preceding paragraphs.

    The Registrant's By-Laws further provide that to the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by the By-Laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant is empowered to purchase and maintain insurance on behalf of a person who is or was acting in any of the capacities set forth above against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the By-Laws.

    The Registrant maintains policies of insurance under which directors, officers and certain employees of the Registrant and its subsidiaries are insured, subject to certain specific exclusions and deductible maximum amounts, against loss arising from any civil claim which may be made against them, or any of them, arising out of any misstatement, misleading statement, omission or other act done or alleged to have been done, or wrongfully attempted, while acting in their representative capacities.

    Any agreement with underwriters or agents may contain provisions providing for the indemnified of the Registrant and certain of its directors and officers in certain circumstances.

ITEM 16. EXHIBITS

    The following exhibits are filed as part of this registration statement:

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1.1*           Form of Underwriting Agreement for [Convertible]
                        [Senior][Subordinated] Debt Securities.

         1.2*           Form of Underwriting Agreement for Common Stock.

         1.3*           Form of Underwriting Agreement for [Convertible] Preferred
                        Stock.

         1.4*           Form of Underwriting Agreement for Depositary Shares.

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         3.1**          Restated Certificate of Incorporation. (The Restated
                        Certificate of Incorporation, included as Exhibit 3.2(a) to
                        Polaroid Corporation's Annual Report Form 10-K for the year ended December 31, 1988, is hereby incorporated herein by
                        reference.)

         3.2**          Amendment to the Restated Certificate of Incorporation as of
                        May 12, 1987. (The Amendment to the Restated Certificate of
                        Incorporation, included as Exhibit 3.1 to Polaroid
                        Corporation's Quarterly Report on Form 10-Q for the
                        quarterly period ended June 28, 1987, is hereby incorporated herein by reference.)

         3.3**          Amendment to the Restated Certificate of Incorporation as of
                        June 2, 1989. (The Amendment to the Restated Certificate of
                        Incorporation, included as Exhibit 3.1 to Polaroid
                        Corporation's Quarterly Report on Form 10-Q for the
                        quarterly period ended July 2, 1989, is hereby incorporated herein by reference.)

         3.5**          By-laws of Polaroid Corporation. (The By-laws, included as
                        Exhibit 3.1 to Polaroid Corporation's Annual Report on Form
                        10-K for the year ended December 31, 1993, are hereby
                        incorporated herein by reference.)

         3.6**          Amendment to the Restated Certificate of Incorporation as of
                        May 14, 1985 (the Amendment to the Restated Certificate of
                        Incorporation, included as Exhibit 3 to Polaroid
                        Corporation's Quarterly Report on Form 10-Q for the
                        quarterly period ended March 28, 1999, is hereby
                        incorporated herein by reference.)

         4.1**          Rights Agreement, dated as of September 9, 1986, between
                        Polaroid Corporation and Morgan Shareholder Services Trust
                        Company, as Rights Agent. (The Rights Agreement, included as
                        Exhibit 1 to Polaroid Corporation' Registration Statement on
                        Form 8-A as filed on September 15, 1986, is hereby
                        incorporated herein by reference.)

         4.2**          First Amendment, dated as of August 16, 1988, to Rights
                        Agreement, dated as of September 9, 1986, between Polaroid
                        Corporation and Morgan Shareholder Services Trust Company,
                        as Rights Agent. (The First Amendment, included as Exhibit 4 to Polaroid Corporation's Registration Statement on Form 8-A
                        (Amendment No. 1 to Polaroid Corporation's Registration
                        Statement on Form 8-A filed on September 15, 1986) as filed on August 18, 1988, is hereby incorporated herein by
                        reference.)

         4.3**          Second Amendment, dated as of September 14, 1988, to Rights
                        Agreement, dated as of September 9, 1986, between Polaroid
                        Corporation and Morgan Shareholder Services Trust Company,
                        as Rights Agent. (The Second Amendment, included as Exhibit
                        5 to Polaroid Corporation's Registration Statement on Form
                        8-A (Amendment No. 2 to Polaroid Corporation's Registration
                        Statement on Form 8-A filed on September 15, 1988), filed on
                        September 15, 1986, is hereby incorporated herein by
                        reference.)

         4.4**          Supplemental Rights Agreement and Third Amendment, dated as of January 30, 1989, to Rights Agreement, dated as of
                        September 9, 1986, between Polaroid Corporation and Morgan
                        Shareholder Services Trust Company, as Rights Agent. (The
                        Supplemental Rights Agreement and Third Amendment, included as Exhibit 6 to Polaroid Corporation's Registration
                        Statement on Form 8-A (Amendment No. 3 to Polaroid
                        Corporation's Registration Statement on Form 8-A filed on
                        September 15, 1986) filed on January 30, 1989, is hereby
                        incorporated herein by reference.)

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         4.5**          Fourth Amendment, dated as of February 21, 1989, to the
                        Rights Agreement, dated as of September 9, 1986, between
                        Polaroid Corporation and Morgan Shareholder Services Trust
                        Company, as Rights Agent. (The Fourth Amendment, included as
                        Exhibit 7 to Polaroid Corporation's Registration Statement
                        on Form 8-A (Amendment No. 4 to Polaroid Corporation's
                        Registration Statement on Form 8-A filed on September 15,
                        1986) filed on February 21, 1989, is hereby incorporated
                        herein by reference.)

         4.6**          Supplemental Rights Agreement and Fifth Amendment, dated as of October 7, 1991, to the Rights Agreement, dated as of
                        September 9, 1986, between Polaroid Corporation and First
                        Chicago Trust Company (as successor to Morgan Shareholder
                        Services Trust Company), as Rights Agent. (The Supplemental
                        Rights Agreement and Fifth Amendment, included as Exhibit 8 to Polaroid Corporation's Registration Statement on Form 8-A
                        (Amendment No. 5 to Polaroid Corporation's Registration
                        Statement on Form 8-A filed on September 15, 1986) filed on
                        October 21, 1991, is hereby incorporated herein by
                        reference.)

         4.7**          Sixth Amendment (previously designated as the Fifth
                        Amendment), dated as of March 23, 1993, to the Rights
                        Agreement, dated as of September 9, 1986, between Polaroid
                        Corporation and First Chicago Trust Company, as Rights
                        Agent. (The Sixth Amendment (previously designated as the
                        Fifth Amendment), included as Exhibit 9 (previously designated as Exhibit 8) to Polaroid Corporation's
                        Registration Statement on Form 8-A (Amendment No. 6
                        (previously designated as Amendment No. 5) to Polaroid
                        Corporation's Registration Statement on Form 8-A filed on
                        September 15, 1986) filed on July 2, 1993, is hereby incorporated herein by reference.)

         4.8**          Amendment, dated as of June 30, 1993, to the Fifth
                        Amendment, dated as of March 23, 1993, to the Rights
                        Agreement, dated as of September 9, 1986, between Polaroid
                        Corporation and First Chicago Trust Company, as Rights
                        Agent. (The Amendment to the Sixth Amendment, included as
                        Exhibit 10 to Polaroid Corporation's Registration Statement
                        on Form 8-A (Supplement to Amendment No. 5 and redesignation thereof as Amendment No. 6 to Polaroid Corporation's
                        Registration Statement on Form 8-A filed on September 15,
                        1986) filed on July 2, 1993, is hereby incorporated herein by reference.)

         4.9**          Seventh Amendment, dated as of July 13, 1998, to the Rights
                        Agreement, dated as of September 9, 1986, between Polaroid
                        Corporation and BankBoston, N.A. (as successor to First
                        Chicago Trust Company), as Rights Agent. (The Seventh
                        Amendment, included as Exhibit 11 to Polaroid Corporation's
                        Registration Statement on Form 8-A/A (Amendment No.7 to the
                        Form 8-A filed on September 15, 1986) filed on July 13,
                        1998, is hereby incorporated herein by reference.)

        4.10**          Indenture, dated as of January 9, 1997, by and between
                        Polaroid Corporation and State Street Bank and Trust
                        Company, as Trustee. (The Indenture, included as Exhibit 4 to Polaroid Corporation's Quarterly Report on Form 10-Q for
                        the quarterly period ended March 30, 1997, is hereby
                        incorporated herein by reference.)

        4.11**          First Supplemental Indenture, dated as of February 17, 1999, by and between Polaroid Corporation and State Street Bank
                        and Trust Company, as Trustee (The First Supplemental
                        indenture included as Exhibit 4.2 to Polaroid Corporation's
                        Current Report on Form 8-K filed on February 17, 1999, is
                        hereby incorporated herein by reference.)

        4.12*           Form of Second Supplemental Indenture by and between
                        Polaroid Corporation and State Street Bank and Trust
                        Company, as Trustee.

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
        4.13*           Form of Fixed Rate Security with or without Optional
                        Redemption Provision for Convertible or Non-Convertible
                        Senior or Subordinated Debt Security. (The Form of Debt
                        Security, included as Exhibit A in Exhibit 4.11 hereto, is hereby incorporated herein by reference.)

        4.14**          Certificate of Designations, Powers Preferences and Rights
                        of Series A Participating Cumulative Preferred Stock. (The
                        Certificate of Designations, filed as Exhibit 4.1 to
                        Polaroid Corporation's Quarterly Report on Form 10-Q for the
                        quarterly period ended September 27, 1987, is hereby
                        incorporated herein by reference.)

        4.15*           Form of Certificate of Designations Powers, Preferences and
                        Rights for Preferred Stock.

        4.16*           Form of Deposit Agreement.

        4.17*           Form of Depositary Receipt. (The Form of Depositary Receipt,
                        included as Exhibit A to Exhibit 4.16 hereto, is hereby
                        included herein by reference.)

        4.18*           Form of Common Stock Certificate.

        4.19**          Form of Rights Certificate. (The Form of Rights Certificate,
                        included as Exhibit B to Exhibit 4.1, is hereby incorporated herein by reference.)

        4.20*           Form of Preferred Stock Certificate.

        4.21*           Form of Stock Purchase Agreement.

        4.22*           Form of [Senior] [Subordinated] Debt Warrant Agreement.

        4.23*           Form of Stock Warrant Agreement.

           5*           Opinion of Simpson Thacher & Bartlett as to the legality of the Debt Securities, the Preferred Stock, the Depositary
                        Shares, the Common Stock, the Rights, the Stock Purchase
                        Contracts, the Stock Purchase Units, the Warrants and the
                        Warrant Units.

        10.1**          $350,000,000 Amended and Restated Credit Agreement dated as of December 11, 1998 (the "Amended and Restated Credit
                        Agreement") among Polaroid Corporation, Morgan Guaranty
                        Trust Company of New York, as Agent, and the Banks listed
                        therein. (The Amended and Restated Credit Agreement,
                        included as Exhibit 10.1 to Polaroid Corporation's Current
                        Report on Form 8-K filed on January 21, 1999 is hereby
                        incorporated herein by reference.)

        10.2**          Amendment Number 1 dated as of March 31, 1999 to the Amended and Restated Credit Agreement. (Amendment Number 1, included as Exhibit 10 to Polaroid Corporation's Quarterly Report on
                        Form 10-Q for the quarterly period ended March 28, 1999, is hereby incorporated herein by reference.)

        10.3**          Amendment Number 2 dated as of September 10, 1999 to the
                        Amended and Restated Credit Agreement. (Amendment Number 1,
                        included as Exhibit 10.1 to Polaroid Corporation's Quarterly
                        Report on Form 10-Q for the quarterly period ended
                        September 26, 1999, is hereby incorporated herein by
                        reference.)

        12.1**          Statement of Computation of Ratio of Earnings To Fixed
                        Charges. (The Statement, included as Exhibit 12 to Polaroid
                        Corporation's Quarterly Report on Form 10-Q for the
                        quarterly period ended September 26, 1999, is hereby
                        incorporated herein by reference.)

        15.1* Letter regarding unaudited interim financial information regarding the Forms 10-Q for the Quarterly Periods Ended
                        March 28, 1999, June 27, 1999 and September 26, 1999.

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
        23.1*           Consent of KPMG LLP.

        23.2* Consent of Simpson Thacher & Bartlett. (The Consent is included in Exhibit 5.)

          24*           Powers of Attorney. (The Powers of Attorney are included on page II-7 of this Registration Statement.)

------------------------

*   Filed herewith.

** Incorporated herein by reference as stated in the description of the exhibit.

    In addition, the Registrant hereby agrees to furnish to the Commission, upon request, copies of certain debt instruments defining the rights of holders of long-term debt of the kind described in, and pursuant to, Item
601(b)(4)(iii) of Regulation S-K of the Commission

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts, on January 31, 2000.

                                                       POLAROID CORPORATION

                                                       By:  /s/ GARY T. DICAMILLO
                                                            -----------------------------------------
                                                            Name: Gary T. DiCamillo
                                                            Title: Chairman of the Board
                                                                 And Chief Executive Officer

                               POWERS OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary T. DiCamillo, Judith G. Boynton, Neal
D. Goldman and Ralph M. Norwood, severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement of the Registrant, together with all schedules and exhibits thereto, and to file the same with all scheduled exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, all on January 31, 2000.

[THE REST OF THIS PAGE IS LEFT INTENTIONALLY BLANK. THE SIGNATURE PAGE FOLLOWS.]

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on January 31, 2000.

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                /s/ GARY T. DICAMILLO                  Chairman of the Board
     -------------------------------------------         and Chief Executive Officer
                  Gary T. DiCamillo                      (Chief Executive Officer)

                /s/ JUDITH G. BOYNTON                  Executive Vice President
     -------------------------------------------         and Chief Financial Officer
                  Judith G. Boynton                      (Principal Financial Officer)

                 /s/ CARL L. LUEDERS
     -------------------------------------------       Vice President and Controller
                   Carl L. Lueders                       (Controller)

              /s/ STEPHEN A. BEMAZZANI
     -------------------------------------------       Director
                Stephen A. Bemazzani

                 /s/ RALPH E. GOMORY
     -------------------------------------------       Director
                   Ralph E. Gomory

               /s/ STEPHEN P. KAUFMAN
     -------------------------------------------       Director
                 Stephen P. Kaufman

                  /s/ JOHN W. LOOSE
     -------------------------------------------       Director
                    John W. Loose

                /s/ ALBIN F. MOSCHNER
     -------------------------------------------       Director
                  Albin F. Moschner

                   /s/ ALFRED POE
     -------------------------------------------       Director
                     Alfred Poe

                /s/ RALPH Z. SORENSON
     -------------------------------------------       Director
                  Ralph Z. Sorenson

               /s/ CAROLE F. ST. MARK
     -------------------------------------------       Director
                 Carole F. St. Mark

               /s/ BERNEE D. L. STROM
     -------------------------------------------       Director
                 Bernee D. L. Strom

                 /s/ ALFRED M. ZEIEN
     -------------------------------------------       Director
                   Alfred M. Zeien